VIACOM INC. ANNOUNCES UPDATED TIMING OF ANTICIPATED SPLIT COMPLETION

NEW YORK, October 18, 2005—Viacom Inc. (NYSE: VIA and VIA.B) announced today that it now expects its transaction to separate the Company into two publicly traded entities will likely be completed by the end of 2005. The Company previously indicated the transaction was likely to be completed in the first quarter of 2006.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, King World, Spike TV, Showtime, Paramount Parks, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Earlier this year, the company announced it would be separating its businesses into two publicly traded companies. The new Viacom will include MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land and many other networks around the world), BET, Paramount Pictures, Paramount Home Entertainment and Famous Music. CBS Corporation will consist of the CBS Television Network, UPN, Infinity Broadcasting, Viacom Outdoor, Viacom Television Stations Group, Paramount Television, King World, Simon & Schuster, Showtime and Paramount Parks.

This press release contains information relating to the proposed separation of Viacom into two publicly traded companies. In connection with the proposed transaction, Viacom has filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the Registration Statement and related materials that are filed with the SEC because they contain important information about the proposed transaction. Investors and security holders may obtain copies of these documents, and other documents containing information about Viacom, without charge, at the SEC's website at www.sec.gov and through Viacom's Investor Relations at Investor.Relations@viacom.com.

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Contacts:

Media	Investors
Carl D. Folta	Martin Shea
(212) 258-6352	212-975-8571
carl.folta@viacom.com	marty.shea@viacom.com

Julia Phelps	James Bombassei
212-846-5288	212-258-6377
julia.phelps@viacom.com	james.bombassei@viacom.com